EXHIBIT 10.25


                                EMERY WORLDWIDE
                         ____________________________

                           INCENTIVE PLAN FOR 1994





     THE PLAN

     In order to motivate certain employees more effectively and efficiently, Emery Worldwide (EWW) establishes an Incentive Plan
     (Plan) under which payments will be made to designated participants out of calendar year 1994 Incentive Profits.



     DESIGNATION OF PARTICIPANTS

     Participants in the Plan shall be all supervisory, managerial, and regular full-time and part-time non-contractual (time-sheet) personnel of EWW. A master list of Plan participants will be maintained in the office of the President of EWW.



     ELIGIBILITY FOR PARTICIPATION

     Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1 and October 1. An employee who commences participation in the 1994 Plan during the 1994 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

     Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by EWW or any of its subsidiaries and (ii) a Plan participant.


         EXCEPTION 1. A Plan participant who is employed by EWW through December 31, 1994 but leaves that employment or otherwise becomes ineligible after December 31, 1994 but before the final payment is made relating to 1994, unless terminated for cause, is entitled to receive payments under this Plan resulting from 1994 Incentive Profits.


         EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1994 pursuant to the Consolidated Freightways, Inc. Non-Contractual Employees Pension Plan, The Purolator Courier Corporation Hourly Employee Pension Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (ii) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1994 and who, at the time of death, was an eligible participant in this Plan, (iii) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1994, or (iv) to an eligible Plan participant who is transferred to another subsidiary of Consolidated Freightways, Inc. and who remains an employee through December 31, 1994.



     METHOD OF PAYMENT

     Each Plan participant will be assigned an incentive participation factor as a percent of annual compensation. The President of Emery will assign each Plan participant to an operating unit (terminal, division, total company, etc.) to earn incentive. The participation factor may be further indexed to specific performance goals such as revenue, profit, service, etc.

     The Minimum and Incentive Factor Profit Goals for EWW are shown on Schedule A, attached. Incentive compensation will be paid from an ICP pool earned ratably between the Minimum and Incentive Factor Profit Goals and will continue to be earned ratably over the Incentive Factor Goal. Incentive Factor Plan Goals and minimum levels of accomplishment will be established for all performance goals.

     No incentive will be earned by a participant until their terminal or appropriate unit meets the entry level for the various Performance Goals established.

     Actual  incentive  payout  is  subject  to  the  ICP pool.   Incentive
     Compensation will be adjusted proportionately to the amount in the ICP pool.



     PERSONAL DATA SHEET

     A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive par-ticipation factor and the allocation of that factor to specific Performance Goals, (3) the minimum level of achievement required for the profit goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive point potential at the incentive factor level for each assigned goal.



     DATE OF PAYMENT

     The President of EWW may authorize a partial payment of the estimated annual earned incentive, in December 1994. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1995.



     INCENTIVE PROFIT

     Incentive Profit is defined as the earnings of Emery Worldwide, Emery Custom Brokers, and Emery Worldwide Airlines before deducting any amounts expensed under this or any similar incentive or bonus plan and before deducting income taxes and excluding interest income and expense.



     ANNUAL COMPENSATION

     Annual Compensation for incentive purposes for each Plan participant is his annual earnings for 1994 before any incentive or bonus payments earned during the period of Plan participation eligibility.



     MAXIMUM PAYMENT

     Payments under this plan are limited to double each participant's Participation Factor.



     LAWS GOVERNING PAYMENTS

     No payment shall be made under this Plan in an amount which is prohibited by law.



     AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

     The Board of Directors of EWW may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.



     DURATION OF PLAN

     This Plan is for the calendar year 1994 only.


                                                      SCHEDULE A





                             EMERY WORLDWIDE, INC.
                            INCENTIVE PLAN FOR 1994


                         ______________________________

                                 PROFIT GOALS





        Minimum Profit Goal                     $ 38,500,000


        Incentive Factor Profit Goal              65,300,000